Exhibit 10.1
Execution Version
CO-INVESTMENT AGREEMENT
This CO-INVESTMENT AGREEMENT (this “Agreement”), is made as of April 30, 2025, by and between (i) Chart Industries, Inc., a Delaware corporation (“GTLS”), and (ii) the Parties listed on Schedule “A” hereto (each, a “BDT&MSD Party” and, collectively, “BDT&MSD”). BDT&MSD and GTLS are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, an Affiliate of GTLS has previously made one or more investments in HTEC Hydrogen Technology & Energy Corporation, a company incorporated under the British Columbia Business Corporation Act (the “Company”);
    WHEREAS, concurrently with the execution of this Agreement, BDT&MSD is entering into a Share Purchase Agreement with ISQ HTEC Holdco Limited, a company incorporated under the laws of the United Kingdom (“ISQ Seller”), GTLS and the Company pursuant to which, among other things, BDT&MSD has agreed to acquire from ISQ Seller certain of the Equity Interests (as defined below) of the Company held by ISQ Seller (the “ISQ Purchase Agreement”); and
WHEREAS, as an inducement to BDT&MSD to enter into the ISQ Purchase Agreement and to consummate the transactions contemplated thereby, the Parties have agreed to enter into this Agreement to provide for certain rights and restrictions related to the Transfer and ownership of Shares (as defined below) and to otherwise govern their relationship on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.Interpretation. Unless the context requires otherwise: (A) the gender of each word used in this Agreement includes the masculine, feminine and neuter; (B) references to Articles and Sections refer to Articles and Sections of this Agreement; (C) references to Laws, regulations, contracts, agreements and instruments refer to such Laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (D) except as expressly provided otherwise herein, references to money or “$” refer to legal currency of the United States of America and “USD” shall mean United States Dollars; provided, however, that, with respect to any amounts that are converted into USD from the legal currency of Canada (“CAD”) for any purpose under this Agreement, the amount of such USD shall be calculated and finally determined based on the Exchange Rate calculated with respect to the date of such determination; (E) the definitions given for terms in Section 2 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (F) the conjunction “or” shall be understood in its inclusive sense (and/or); (G) the words “hereby,” “herein,” “hereunder,” “hereof” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears; and (H) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”. In the event any ambiguity or question of intent or interpretation arises with regard to this Agreement, this Agreement shall be construed
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as drafted jointly by all of Parties, and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
2.Defined Terms. As used in this Agreement, the following terms have the following meanings:
(i)Affiliate” means, with respect to any Person, (i) each entity that such Person Controls; (ii) each Person that Controls such Person; and (ii) each entity that is under common Control with such Person; provided, that, with respect to any Party, an Affiliate shall include (a) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Party or any parent entity of such Party, if any, or (b) a limited liability company or a Person controlled by a limited liability company if the managing member or manager(s) holding a majority of the votes of all managers of the limited liability company is Controlled by such Party or any parent entity of such Party, if any; provided, further, that, for purposes of this Agreement, the Company and its Subsidiaries shall not be an Affiliate of any Party, nor shall any Party be deemed to be an Affiliate of any other Party, solely by virtue of their respective ownership interests in or Control of the Company or any of its Subsidiaries.
(ii)“Bankruptcy Action” means, with respect to a Person, any event whereby such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts, or fails or admits in writing its inability generally to pay its debts, as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), arrangement proceedings under the Canada Business Corporations Act or similar provincial or territorial business corporations legislation that impose a stay in relation to debt obligations or seek to effect a compromise or arrangement of debt obligations, title 11 of the United States Code (as amended), or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it that, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive).
(iii)“BDT&MSD Call Settlement Price” means, as of the time of determination, a purchase price per Share that results in BDT&MSD and its Affiliates achieving the greater of (i) an Internal Rate of Return of 12.75% per Share (measured from the Effective Date through the Call Option Closing Date) and (ii) the MOIC Hurdle.
(iv)“BDT&MSD Put Settlement Price” means, with respect to each relevant Share, a purchase price per Share equal to $51.20 (the “Base Price”); provided, however, that, upon the occurrence of the first Put Trigger Event hereunder that occurs on or after the third anniversary of the Effective Date (or in the event the first Put Trigger Event occurs prior thereto, but the Put

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Option Closing has not been consummated prior to the third anniversary of the Effective Date), the Base Price shall increase at the annualized rate of 11.25% until the Put Option Closing Date.
(v)“BDT&MSD Representative” means MSD Private Credit Opportunity Master Fund 2, L.P.
(vi)“BDT&MSD Shares” means, as of the time of determination (and subject to Section 9(C)), those Shares acquired by BDT&MSD pursuant to the ISQ Purchase Agreement and which Shares are held by BDT&MSD or its Affiliates as of such applicable time of determination.
(vii)“Business Day” means any day other than a Saturday, Sunday or a holiday on which national banking associations in New York, New York or Vancouver, Canada are authorized or required by Law to be closed.
(viii)“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of GTLS; or (ii) the direct or indirect sale or other Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of GTLS and its Subsidiaries taken as a whole, to one or more Persons (other than GTLS or any of its Subsidiaries).
(ix)“Closing” means the “Closing” as defined in the ISQ Purchase Agreement.
(x)“Company Bankruptcy Action” means any Bankruptcy Action with respect to the Company.
(xi)“Consolidated Debt” at any date means, without duplication, with respect to GTLS and its Subsidiaries on a consolidated basis, (i) all indebtedness for borrowed money (including convertible debt instruments and related obligations, any drawn letter of credit and similar obligations and any receivables financings or similar obligations), (ii) all capital lease obligations and (iii) all indebtedness in respect of the deferred purchase price of property or services of GTLS and its Subsidiaries; provided, however, that in no event shall any intercompany indebtedness among GTLS and its consolidated Subsidiaries be included in the calculation of Consolidated Debt.
(xii)“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (i) Consolidated Debt to (ii) EBITDA for the period of four full consecutive fiscal quarters ending on or prior to the date of such determination.
(xiii)“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income in accordance with GAAP of such Person and its Subsidiaries for such period, on a consolidated basis.
(xiv)“Control,” “Controls,” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of the following: (i) (a) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (b) in the case of a limited liability company, general partnership or joint venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (c) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; (d) in the case of a limited partnership: (1) the right to 50% or more of the distributions therefrom (including liquidating distributions), (2) where the general partner of such limited partnership is a

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corporation, ownership of 50% or more of the outstanding voting securities of such corporate general partner, (3) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 50% or more of the distributions (including liquidating distributions) from such general partner entity, and (4) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (2) or (3) of this clause (d), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least 50% of the distributions from such limited partnership; or (5) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or (ii) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.
(xv)“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of October 18, 2021, as amended, by and among GTLS, certain of its Subsidiaries party thereto and the lenders party thereto, as it exists as of July 2, 2024.
(xvi)“Dispose,” “Disposing,” or “Disposition” means, with respect to any asset (including a Share or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Share is transferred or shifted to another Person), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including, in the case of an asset owned by an entity, (i) a merger, division or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up). For the avoidance of doubt, the creation of an Encumbrance on or with respect to any asset shall not constitute the Disposition of such asset.
(xvii)“Distributions” means distributions or dividends (including cash distributions and dividends, a Spin-Off or other similar cash or non-cash distributions or dividends) to equityholders of GTLS.
(xviii)“EBITDA” means, with respect to GTLS and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of GTLS and its Subsidiaries for such period:
(xix)plus (a) the sum of the following items (in each case without duplication and to the extent the amounts in respect of the following items reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):
(i)provision for taxes based on income, profits, losses or capital of GTLS and its Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income or adjusted for the tax effect of all adjustments made to Consolidated Net Income;
(ii)interest expense of GTLS and its Subsidiaries for such period (net of interest income of GTLS and its Subsidiaries for such period);
(iii)depreciation, amortization (including amortization of intangibles and deferred financing fees) and other non-cash expenses, including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on GTLS and its Subsidiaries for such period;

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(iv)the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges), in each case, to the extent such items would be permitted to be added back pursuant to clause (iv) of the definition of EBITDA in the Credit Agreement;
(v)any other non-cash charges;
(vi)equity losses in Affiliates unless funds have been disbursed to such Affiliates by GTLS or any of its Subsidiaries;
(vii)other non-operating expenses;
(viii)the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties;
(ix)accretion of asset retirement obligations in accordance with SFAS No. 143 and any similar accounting in prior periods;
(x)transaction costs and similar amounts that would be required to be expensed as a result of the application of SFAS No. 141(R);
(xi)charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with any acquisition or investment, disposition or any casualty event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to EBITDA pursuant to this clause (xi) (and if not so reimbursed within one year, such amount shall be deducted from EBITDA during the next measurement period), in each case, to the extent such items would be permitted to be added back pursuant to clause (xi) of the definition of EBITDA in the Credit Agreement;
(xii)any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging—but only to the extent the cash impact resulting from such loss has not been realized);
(xiii)any costs or expenses associated with any acquisition, disposition, investment, equity offering or incurrence of indebtedness, in each case, to the extent such items would be permitted to be added back pursuant to clause (xiii) of the definition of EBITDA in the Credit Agreement (whether or not consummated or incurred, as applicable);
(xiv)one-time, extraordinary, unusual, non-recurring expenses and charges (provided that the aggregate amount of such expenses and charges permitted to be added back pursuant to this clause (xiv) during such period of GTLS shall not exceed 15% of EBITDA for such period (calculated without giving effect to the add-back of any item pursuant to this clause (xiv)); and
(xv)any run-rate cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s

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public company costs), operating expense reductions, operating improvements (including the entry into material contracts or arrangements), deal-related and integration, restructuring and severance costs and synergies (in each case, net of amounts actually realized) related to any acquisition, with respect to which substantial steps have been taken or are expected to be taken within twenty-four (24) months after the date of consummation of such acquisition; provided that the adjustments added back pursuant to this clause (xv) and any Additional Adjustments (as defined in the Credit Agreement) during such period (other than any such deal-related and integration, restructuring and severance costs relating to such acquisition not to exceed $20.0 million, or any such cost savings, operating expense reductions, operating improvements or synergies relating to such acquisition) shall not exceed 25% of EBITDA for such period (calculated after giving effect to the add-back of any item pursuant to this clause (xv) and clause (xiv) above, together with any Additional Adjustments), net of the amount of actual benefits realized from such actions (it being understood that “run rate” shall mean the full reasonably expected recurring benefit that is associated with the relevant action); provided further that such adjustments added back pursuant to this clause (xv) are reasonably identifiable and factually supportable and certified by an officer of GTLS;
(xvi)and minus (b) the sum of (in each case without duplication and to the extent the amounts in respect of the following items increased such Consolidated Net Income for the respective period for which EBITDA is being determined):
(i)non-cash items increasing Consolidated Net Income of GTLS and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required); and
(ii)any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests and hedging obligations or other derivative instruments (in each case including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging—but only to the extent the cash impact resulting from such gain has not been realized).
3.For the avoidance of doubt, in determining EBITDA with respect to GTLS and its Subsidiaries on a consolidated basis for any period, the EBITDA (using such term on a mutatis mutandis basis) of any Person, property, business or asset acquired by GTLS or any of its Subsidiaries during such period shall be included in such determination thereof on a pro forma basis (without duplication).
(xx)“Effective Date” means May 2, 2025.
(xxi)“Encumbrances” means a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or occurs or exists by operation of Law.
(xxii)“Equity Interests” of any Person shall mean, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
(xxiii)“Excess Distribution Date” means the date, if any, during the Excess Distribution Period, upon which the aggregate cumulative Distributions made, announced or declared by

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GTLS exceed $900,000,000 USD. For purposes of calculating the value of any non-cash assets, such assets be given a value equal to their Fair Market Value.
(xxiv)“Excess Distribution Period” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date.
(xxv)“Excess Leverage Date” means the date, if any, upon which the Consolidated Leverage Ratio of GTLS exceeds either (i) 4.25x for three full consecutive calendar quarters (in which case the last date of such third calendar quarter shall be the Excess Leverage Date) or (ii) 6x.
(xxvi)“Excess Leverage Period” means the period of time, if any, commencing on an Excess Leverage Date and ending on the date, if any, on which the Consolidated Leverage Ratio of GTLS would no longer trigger an Excess Leverage Date; provided, that the Excess Leverage Period shall in no event be less than 90 days.
(xxvii)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(xxviii)“Exchange Rate” means, as of any date of determination, the rate at which CAD may be exchanged for USD, as posted by the Bank of Canada, as of the close of business for the Business Day immediately preceding such date of determination.
(xxix)“Fair Market Value” means, as of the time of determination, (i) in the case of GTLS Common Stock or any other interest or property that consists of securities with an existing public trading market, the VWAP of the GTLS Common Stock or other interest or property, as applicable, on the date immediately preceding the date of such determination, or (ii) if there is no existing public trading market for GTLS Common Stock or such specified interest or property, the value that would be obtained by the seller in an arm’s-length transaction for cash at the time of determination between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively.
(xxx)“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
(xxxi)“Governmental Authority” means a federal, state, provincial, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official or other representative of any of the foregoing.
(xxxii)“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, permit or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority.
(xxxiii)“GTLS Bankruptcy Action” means any Bankruptcy Action with respect to GTLS.
(xxxiv)“GTLS Common Stock” means capital stock of GTLS having the rights and obligations specified with respect to common stock in the certificate of incorporation, bylaws and other organizational documents of GTLS.

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(xxxv)“GTLS Credit Default” means (i) with respect to the Credit Agreement, the occurrence of any Default or Event of Default (as such terms are defined in the Credit Agreement), the effect of which is to cause the Obligations (as such term is defined in the Credit Agreement) to, or permit the holder or beneficiary of the Obligations to cause the Obligations to, become due in full, and (ii) with respect to the Notes, the occurrence of any Default or Event of Default (as such terms are defined in either (x) the Indenture for the 7.500% Senior Secured Notes due 2030, dated as of December 22, 2022, or (y) the Indenture for the 9.500% Senior Notes due 2031, dated as of December 22, 2022), which, pursuant to the terms of the applicable indenture, causes (or permits the holders of the respective notes to cause) the Notes Obligations (as defined in such indenture) to become immediately due and payable in full.
(xxxvi)“HTEC Shareholder Agreement” means that certain Second Amended and Restated Shareholder Agreement, dated as of September 7, 2021, by and among the Company, Chart Inc., ISQ Seller and the other shareholders party thereto, as amended by (i) that certain Second Amended and Restated Shareholder Agreement Amending Agreement, dated as of April 30, 2024, by and among the Company, Chart Inc., ISQ Seller and the other shareholders party thereto, and (ii) that certain Second Amended and Restated Shareholder Agreement Amending Agreement No. 2, dated as of the date hereof (and effective as of the Effective Date), by and among the Company, Chart Inc., BDT&MSD, and the other shareholders party thereto, and as further amended from time to time.
(xxxvii)“Internal Rate of Return” means the annual effective discounted rate per Share computed by taking into account (i) all Cash Flows in respect of the applicable Shares and (ii) the Call Option Purchase Price to be received in respect of such Shares, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
(xxxviii)“IPO Triggering Date” means the date, if any, following 18 months after the Effective Date, upon which, at the time of determination and with respect to each relevant Share, the price per share of the Shares then held by the Parties has a Fair Market Value (and combined with the value of any distributions, dividends or redemption payments received by the Parties from and after the Effective Date through such date of determination) in excess of 3.5 multiplied by the Original Investment per Share.
(xxxix)“Laws” means any federal, state, local, provincial or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
(xl)“MOIC Hurdle” means, as of the time of determination and with respect to each relevant Share, an amount equal to (i) the Original Investment per Share multiplied by (ii) 1.80. For the avoidance of doubt, in determining whether the MOIC Hurdle has been achieved, the following items shall be taken into account: (1) the amount of any distributions and dividends received by BDT&MSD and its Affiliates in respect of such Share on or prior to such date of determination and (2) any amount received by BDT&MSD and its Affiliates that is in the nature of a recovery or replacement of, or indemnity or compensation for or with respect to, or is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clause (1) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket costs or expenses of BDT&MSD paid to third parties).
(xli)“Notes” means each of GTLS’ 7.500% Senior Secured Notes due 2030 and 9.500% Senior Notes due 2031.
(xlii)“Original Investment per Share” means $35.66.

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(xliii)“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Authority.
(xliv)“Public Offering” means the completion of a transaction whereby the Company becomes a reporting issuer in any jurisdiction of Canada or the U.S., has Shares qualified or registered under the securities laws of Canada or the U.S., as applicable, or otherwise becomes subject to the continuous disclosure or reporting obligations of Canada or the U.S.
(xlv)“Put Trigger Event” means the occurrence of any of the following:
(i)the third anniversary of the Effective Date,
(ii)the date of the actual consummation of a Change of Control;
(iii)the Excess Distribution Date;
(iv)an Excess Leverage Date; provided, however, that with respect to any Excess Leverage Date, such Excess Leverage Date shall only constitute a Put Trigger Event so long as the applicable Excess Leverage Period exists thereafter;
(v)a GTLS Bankruptcy Action;
(vi)a Company Bankruptcy Action; and
(vii)a GTLS Credit Default.
(xlvi)“Required Governmental Authorizations” means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option or the Put Option, each in accordance with the terms hereof.
(xlvii)“ROFR Closing Date” means the date on which the ROFR Closing occurs.
(xlviii)“SEC” means the Securities and Exchange Commission.
(xlix)“Shareholders” means the shareholders of the Company from time to time.
(l)“Shares” means the Class A3 Common Shares of the Company.
(li)“Spin-Off” means a distribution of shares of any class or series, or similar Equity Interest, of or relating to a Subsidiary or business unit of GTLS or other similar transaction.
(lii)“SpinCo” means the Person that had its Equity Interests distributed, spun-out or spun-off or the entity that owns the business unit distributed, spun-out or spun-off as part of a Spin-Off.
(liii)“Subsidiary” means, as to any Person, any other Person of which or in which such first Person, directly or indirectly through its ownership of any other Person, has Control.
(liv)“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, conveyance, transfer or other disposition of Shares owned by a Party or its permitted assignees.

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(lv)“VWAP” means, as of any date of determination for any security, the arithmetic average of the volume-weighted average price per security for such security as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for such security (or its equivalent successor, if such page is not available) in respect of the period from 9:30 am to 4:00 pm Eastern Time (or from the scheduled open of trading until the scheduled close of trading of the primary trading session in respect of the principal exchange on which trading in such security occurs, if different from the foregoing) or, if not available, by another authoritative source agreed to by the Parties, for each day in the ten consecutive trading day period ending on and including the trading day immediately preceding such date of determination.
4.BDT&MSD Put Option.
(i)At any time from and after the occurrence of a Put Trigger Event, BDT&MSD shall have the right, but not the obligation, to require GTLS to purchase, subject to the limitations and requirements of this Section 3, all (but not less than all) of the BDT&MSD Shares at a purchase price that achieves the then-applicable BDT&MSD Put Settlement Price per BDT&MSD Share that is then owned by BDT&MSD (the “Put Option Purchase Price”), upon the terms and conditions set forth in this Section 3 (the “Put Option”). GTLS may not assign its obligation to purchase the BDT&MSD Shares pursuant to this Section 3 to any Person other than to its Subsidiaries; provided, however, that, in the event of any such assignment to its Subsidiaries, GTLS shall remain subject to and fully responsible for its obligations set forth in this Section 3 upon any exercise of the Put Option. For the avoidance of doubt, in the event that the Put Option is not exercised by BDT&MSD immediately upon the occurrence of a Put Trigger Event, nothing herein shall limit BDT&MSD’s right to exercise the Put Option at any time thereafter in accordance with the terms herein regardless of whether or not the Put Trigger Event is then continuing; provided, however, that (i) BDT&MSD may only exercise the Put Option or deliver a Put Option Notice with respect to a Change of Control within 30 days following the public announcement of such Change of Control or during the 90 days immediately following the consummation of such Change of Control, (ii) an Excess Leverage Date shall only constitute a Put Trigger Event so long as the applicable Excess Leverage Period exists thereafter and (iii) if BDT&MSD delivers a Put Option Notice following the announcement or declaration of a Distribution which triggers the Excess Distribution Date but prior to the actual making of such Distribution, the exercise of such Put Option pursuant to that Put Option Notice shall be conditioned upon the actual making of such Distribution and the Put Option Closing shall occur immediately prior to such Distribution.
(ii)To exercise the Put Option, BDT&MSD shall deliver to GTLS written notice of such exercise (the “Put Option Notice”) containing (i) the date (the “Put Option Closing Date”) on which the Put Option is to be consummated (the “Put Option Closing”), which, subject to any Required Governmental Authorizations, shall be at least ten Business Days following the date the Put Option Notice is delivered to GTLS (except in the instance where the Put Option is being exercised in connection with a Change of Control, in which case (unless the Put Option Notice is delivered following such Change of Control) the Put Option Closing shall occur immediately prior to, but conditioned upon, the consummation of such Change of Control), (ii) the number of BDT&MSD Shares to be purchased, which shall be all of the BDT&MSD Shares then currently owned by BDT&MSD and its Affiliates and (iii) the Put Option Purchase Price per Share as of the proposed Put Option Closing Date (along with BDT&MSD’s calculation of such Put Option Purchase Price per Share and reasonable backup information evidencing the same); provided, however, that, (x) notwithstanding anything to the contrary in this Agreement, in the event that a public announcement of a forthcoming Change of Control is made by GTLS, BDT&MSD (if it elects to exercise the Put Option in connection with such Change of Control and determines to provide a Put Option Notice to GTLS prior to the consummation of such Change of Control) shall be required to deliver such Put Option Notice to GTLS within 30 days following such public announcement, and (y) if BDT&MSD does not provide a Put Option Notice to GTLS

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prior to the consummation of such Change of Control pursuant to the foregoing clause (x), and if BDT&MSD elects to exercise the Put Option in connection with such Change of Control following the consummation of such Change of Control, then BDT&MSD shall be required to provide the Put Option Notice to GTLS no later than 90 days following the consummation of such Change of Control. Notwithstanding anything herein to the contrary, in the event that a Put Trigger Event is caused by the consummation of a Change of Control or the occurrence of an Excess Distribution Date caused by a Spin-Off, and the purchaser of GTLS or all or substantially all of the assets of GTLS (in the event of such a Change of Control) or the SpinCo (in the event of a Spin-Off), as applicable, has a credit rating of at least BB by Standard & Poor’s Rating Service or Ba2 by Moody’s Investor Service, LLC as of the date of (and following the consummation of) such Change of Control or Spin-Off, as applicable, and confirms in a writing delivered to BDT&MSD, prior to the consummation of such Change of Control or Spin-Off, the full and unqualified assumption of all of GTLS’s obligations with respect to the Put Option (and with no change or modification to such obligations) then such event or occurrence shall not constitute a Put Trigger Event and BDT&MSD shall not be permitted to exercise its Put Option in connection with such Change of Control or Excess Distribution Date.
(iii)On the Put Option Closing Date, (i) BDT&MSD will convey all right, title, and interest in and to the BDT&MSD Shares, free of all Encumbrances (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), to GTLS (or its nominee(s)) and (ii) GTLS will pay the Put Option Purchase Price in cash (in USD) to BDT&MSD (or their nominee(s)) by wire transfer of immediately available funds to an account designated in writing by BDT&MSD.
(iv)The Parties agree that the Put Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations, and each Party agrees to cooperate with the other Parties and the Company to effect the Put Option Closing, including using its reasonable best efforts to obtain all applicable Required Governmental Authorizations, terminating and releasing all Encumbrances on the BDT&MSD Shares, if any (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Parties or the board of directors of the Company (the “Board”) reasonably deem necessary or appropriate to consummate the Put Option Closing. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Put Option Closing Date, then such Put Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Put Option Purchase Price set forth in the Put Option Notice shall be calculated from the Effective Date until the date of the actual Put Option Closing. Following consummation of the Put Option, the Parties will instruct, and shall use their respective commercially reasonable efforts to cause, the Company to record the transfer of such BDT&MSD Shares to GTLS (or its nominee(s)). Each Party agrees that it shall use reasonable best efforts to cause the Put Option Closing to occur as promptly as practicable, subject to compliance with the terms of the foregoing Section 3.
(v)Notwithstanding any other terms of this Section 3 or of this Agreement, a GTLS Bankruptcy Action shall constitute a material breach by GTLS of its obligations in respect of the Put Option and, upon written notice to GTLS, BDT&MSD shall have the right, but not the obligation, to terminate the Put Option (a “Chart Bankruptcy Termination”) in writing to GTLS. If BDT&MSD elects a Chart Bankruptcy Termination, and so long as the Fair Market Value of the BDT&MSD Shares at such time is less than the BDT&MSD Put Settlement Price with respect thereto, BDT&MSD shall be entitled to payment by GTLS immediately upon demand, in cash, of a sum equal to (i) (x) the BDT&MSD Put Settlement Price for each BDT&MSD Share then owned by BDT&MSD as if BDT&MSD had duly exercised its Put Option with respect thereto pursuant to this Section 3 immediately prior to the occurrence of the

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GTLS Bankruptcy Action (and the Put Option Purchase Price for each BDT&MSD Share then owned by BDT&MSD had been paid in cash in immediately available funds (in USD)) less (y) the Fair Market Value of the BDT&MSD Shares that would have been purchased at the Put Option Closing plus (ii) all reasonable and documented out of pocket expenses (including reasonable attorneys’ fees and expenses of enforcement) incurred by BDT&MSD in connection with any proceeding or action to enforce the terms of this Agreement (the “Bankruptcy Claim Amount”). The Parties acknowledge and agree that BDT&MSD’s entitlement to payment of the Bankruptcy Claim Amount is not, and will not constitute, a claim for damages with respect to any Equity Interests of the Company, any Party, or any Affiliate of the Company and shall not be deemed or characterized as a claim for such damages for any purpose. The Parties further acknowledge and agree that the damages for a Chart Bankruptcy Termination are difficult or impossible to determine, otherwise obtaining an adequate remedy would be inconvenient, and the stipulated entitlement to payment of the Bankruptcy Claim Amount set forth herein constitutes a reasonable means for determining the anticipated harm or loss. Upon a Chart Bankruptcy Termination, GTLS shall no longer have any rights under any of Section 4, Section 6 or Section 7 of this Agreement. If GTLS pays the full Bankruptcy Claim Amount within two Business Days of demand by BDT&MSD, then, if the payment of the Bankruptcy Claim Amount is accompanied by payment in full of the Fair Market Value of the BDT&MSD Shares that would have been purchased at the Put Option Closing (the “Additional GTLS Payment”), then receipt by BDT&MSD of such Additional GTLS Payment shall be deemed to be an election by GTLS to purchase such BDT&MSD Shares at the Fair Market Value and, accordingly, BDT&MSD shall promptly arrange for the transfer of such BDT&MSD Shares to GTLS. For the avoidance of doubt, in no event shall BDT&MSD be entitled to retain both the Additional GTLS Payment and the BDT&MSD Shares.
(vi)In the event that GTLS is required to provide written notice to any of its lenders (or other counterparties) regarding the breach of any term or covenant under any applicable credit agreement (or other similar agreement) relating to the Consolidated Leverage Ratio (or the values upon which such metric is based) which have led to or co-existed with an Excess Leverage Date, GTLS shall, concurrently with sending such notice to such lenders (or other counterparties), send written notice to BDT&MSD of such circumstances and in any event shall deliver written notice promptly following the occurrence of an Excess Leverage Date, if applicable; provided, however, that (i) BDT&MSD shall have entered into a confidentiality agreement with GTLS prior thereto that is substantially similar to that certain Confidentiality Agreement, entered into by and between GTLS and BDT&MSD on February 13, 2025 (provided that in no event shall such confidentiality agreement contain any standstill provisions), and (ii) any written materials constituting material non-public information provided pursuant to this Section 3(F) shall be clearly labeled as material non-public information and prior to furnishing any such material non-public information materials to BDT&MSD, GTLS shall obtain BDT&MSD’s written consent to the receipt of such material non-public information.
5.Call Option.
(i)At any time, and from time to time, from and after the third anniversary of the Effective Date, GTLS shall have the right, but not the obligation, to require BDT&MSD and its Affiliates to sell up to an aggregate of 85% of the BDT&MSD Shares at a purchase price for each Share for which such election is made that achieves the BDT&MSD Call Settlement Price per Share purchased pursuant to this Section 4 (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 4 (the “Call Option”). GTLS may not assign its right to purchase BDT&MSD Shares pursuant to this Section 4 to any Person other than to its Subsidiaries; provided, however, that, in the event of any such assignment to its Subsidiaries, GTLS shall remain subject to and fully responsible for its obligations set forth in this Section 4 upon any exercise of the Call Option. To the extent the BDT&MSD Shares to be purchased pursuant to the Call Option are held by more than one Person, BDT&MSD shall have the right,

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in its sole discretion, to allocate the number of BDT&MSD Shares to be purchased from each BDT&MSD Party.
(ii)In the event that GTLS is considering exercising the Call Option, GTLS shall request in writing that BDT&MSD provides the then-current Call Option Purchase Price with respect to a specified number of BDT&MSD Shares and one or more potential Call Option Closing Dates (as defined below), and BDT&MSD shall deliver such Call Option Purchase Price (along with BDT&MSD’s calculation of such Call Option Purchase Price and reasonable backup information evidencing the same) within ten Business Days following BDT&MSD’s receipt of such request. Thereafter, to exercise the Call Option, GTLS shall deliver to BDT&MSD written notice executed by GTLS of such exercise (the “Call Option Notice”) containing (i) the date (such date, the “Call Option Closing Date”) on which the acquisition of the BDT&MSD Shares identified in the Call Option Notice is to be consummated (the “Call Option Closing”), which, subject to any Required Governmental Authorizations, shall be at least five Business Days following the date the Call Option Notice is delivered to BDT&MSD, (ii) the number of Shares to be purchased and (iii) the Call Option Purchase Price per Share as of the proposed Call Option Closing Date. The Call Option Notice shall be irrevocable except with the prior written consent of BDT&MSD; provided, however, that, for the avoidance of doubt, in no event shall any request by GTLS for the applicable Call Option Purchase Price per Share be deemed to constitute the Call Option Notice or create any obligation on the part of GTLS in connection therewith to deliver the Call Option Notice (or otherwise).
(iii)On the Call Option Closing Date: (i) BDT&MSD will convey the BDT&MSD Shares identified in the applicable Call Option Notice, free of all Encumbrances (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), to GTLS; (ii) GTLS will pay in cash to BDT&MSD (or its nominee(s)) by wire transfer to an account designated by BDT&MSD of immediately available funds equal to the Call Option Purchase Price; and (iii) the Parties shall instruct, and shall use its commercially reasonable efforts to cause, the Company to record the transfer of such BDT&MSD Shares to GTLS (or its nominee(s)). The Parties agree that the Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations, and each Party will use commercially reasonable efforts to obtain and reasonably cooperate with the other Parties in obtaining all Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the Effective Date until such date of the actual Call Option Closing. For the avoidance of doubt, the Call Option Purchase Price may only be paid in immediately available funds (in USD), and GTLS may not satisfy or otherwise pay any portion of the Call Option Purchase Price with GTLS Common Stock.
(iv)Each Party agrees to cooperate with the other Parties and the Company to effect the Call Option Closing, including using its reasonable efforts to obtain all applicable Required Governmental Authorizations, terminating and releasing all Encumbrances on the BDT&MSD Shares, if any (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Parties or the Board reasonably deem necessary or appropriate to consummate the Call Option Closing. Each Party agrees that it shall use reasonable best efforts to cause the Call Option Closing to occur as promptly as practicable, subject to compliance with the terms of the foregoing Section 4.
6.Drag-Along Transaction.

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(i)Election. At any time following the seventh anniversary of the Effective Date, upon written notice to the Company and GTLS, BDT&MSD shall have the right, but not the obligation, to cause GTLS and each of its Affiliates to exercise any rights (including the exercise of voting rights attached to securities of the Company held by GTLS and its Affiliates, the exercise of consent rights under the HTEC Shareholder Agreement as may be directed by BDT&MSD and acting as a supporting shareholder in connection with a Takeover Bid (as defined in the HTEC Shareholder Agreement) under Section 4.3 of the HTEC Shareholder Agreement) that GTLS and its Affiliates may have under the organizational documents of the Company and its Subsidiaries, and the HTEC Shareholder Agreement, to cause the Company to seek (and implement) a Takeover Bid (as defined in the HTEC Shareholder Agreement) or a sale of the Company (whether by way of sale of all or substantially all of the assets of the Company or all of the issued and outstanding capital stock of the Company, merger or other business combination, or otherwise) (any such transaction, a “Liquidity Event”), in each case, upon the terms and conditions set forth in Section 5(B) herein and Section 4.3 of the HTEC Shareholder Agreement (the “Liquidity Event Option”). Notwithstanding anything to the contrary herein, BDT&MSD shall not be able to exercise the Liquidity Event Option in the event that the Company has previously consummated a Liquidity Event after the Effective Date.
(ii)Liquidity Event. If BDT&MSD exercises the Liquidity Event Option pursuant to Section 5(A), then GTLS shall exercise any rights it may have under the organizational documents of the Company to cause the Company to permit BDT&MSD to exclusively identify, negotiate, structure and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 5(B). BDT&MSD shall regularly consult and cooperate with the Board and GTLS with respect to the status of the sale process for such Liquidity Event. GTLS will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by BDT&MSD. GTLS will execute any applicable plan of arrangement, amalgamation, merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by BDT&MSD in connection with any such Liquidity Event; provided, however, that (i) GTLS and each of its Affiliates receives the same type of proceeds (and in the same proportion to its holdings) as BDT&MSD with respect to the Liquidity Event; (ii) any representations, warranties or indemnities on account of any Shareholder’s own Shares or such Shareholder’s authority to effect the transaction constituting a Liquidity Event shall be solely the responsibility of such Shareholder; (iii) GTLS shall not be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of BDT&MSD or any other Shareholder and vice versa; (iv) in no event shall GTLS be required to make representations, warranties, or covenants or provide indemnities as to BDT&MSD or any other Shareholder and vice versa; (v) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by each Shareholder pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by such Shareholder in the Liquidity Event; and (vi) in no event (x) shall any Shareholder be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of net proceeds actually received by such Shareholder in the Liquidity Event or (y) shall GTLS or any of its Affiliates be required to enter into any non-competition or non-solicitation covenant or agreement or any other restrictive covenant agreement. Without limiting anything in this Section 5(B), and in addition to its obligation to exercise certain of its rights under the organizational documents of the Company, following the exercise of the Liquidity Event Option by BDT&MSD, GTLS shall and shall direct its employees and representatives to use their commercially reasonable efforts to assist BDT&MSD and the Company to cause a Liquidity Event.
(iii)At any time following an IPO Triggering Date, upon written notice to the Company and GTLS, BDT&MSD shall have the right, but not the obligation, to cause GTLS and

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each of its Affiliates to provide their written consent pursuant to Section 2.7(3) of the HTEC Shareholder Agreement (Right on a Qualified IPO and Sale) regarding the pursuit of a Qualified IPO (as defined in the HTEC Shareholder Agreement).
7.Right of First Offer.
(i)If BDT&MSD or its Affiliates (the “ROFO Transferor”) desire to Transfer any of the BDT&MSD Shares to any Person that is not an Affiliate of BDT&MSD (such transaction, a “ROFO Transaction” but excluding (i) a Transfer to GTLS or one of its Subsidiaries, including pursuant to the Put Option or Call Option and (ii) a Transfer occurring as a result of a Liquidity Event), BDT&MSD shall give GTLS written notice (a “ROFO Notice”) setting forth (i) BDT&MSD’s desire to effect such Transfer and (ii) the BDT&MSD Shares to be Transferred (the “Offered Interests”).
(ii)Upon receipt of the ROFO Notice, GTLS shall have the option, exercisable by delivery of written notice to BDT&MSD during the 15-day period following receipt of the ROFO Notice (such period, the “ROFO Period”), to make a first offer to purchase all (and not less than all) of the Offered Interests with payment made exclusively in cash in immediately available funds (in USD), which offer shall be in writing and shall set forth the material terms thereof (each a “ROFO Offer”).
(iii)If GTLS does not make a ROFO Offer within such 15-day period, then the ROFO Transferor may for a 180-day period after the expiration of the ROFO Period consummate the ROFO Transaction that is the subject of the ROFO Notice (subject to compliance with the terms of Section 7).
(iv)If GTLS makes a timely ROFO Offer that BDT&MSD desires to accept, then GTLS shall, within 45 days (unless a longer period is mutually agreed upon by the Parties or is required to obtain any Required Governmental Authorizations or third-party consents) of receipt of notice of BDT&MSD’s acceptance of the ROFO Offer, acquire such Offered Interests pursuant to a definitive agreement with BDT&MSD in accordance with the terms of the ROFO Offer. If GTLS does not consummate the acquisition of such Offered Interests within such period and the ROFO Transferor has taken all reasonable actions to cause such consummation to occur, then the ROFO Transferor may, for a 180-day period after the expiration of such 45-day period (as may be extended pursuant to the foregoing), consummate the ROFO Transaction that is the subject of the ROFO Notice with any Person on any terms (subject to compliance with the terms of Section 7).
(v)If, on the other hand, GTLS makes a timely ROFO Offer and BDT&MSD rejects such offer in writing, then the ROFO Transferor may pursue and consummate a ROFO Transaction with a third party transferee within a period of 180 days after BDT&MSD’s rejection of the ROFO Offer; provided, however, that terms offered for the Transfer of the Offered Interests must be no less favorable, in the aggregate, to BDT&MSD than the terms of the ROFO Offer (subject to compliance with the terms of Section 7).
(vi)If a ROFO Transaction is not consummated within the applicable period provided by this Section 6, then the current ROFO Notice shall expire and the ROFO Transferor may not consummate a ROFO Transaction without complying again with this Section 6 and Section 7 below.
8.Right of First Refusal.
(i)If, after previously complying with the terms of Section 6, BDT&MSD or any of its Affiliates (a “ROFR Transferor”) proposes to Transfer any of the BDT&MSD Shares to any

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Person that is not an Affiliate of BDT&MSD (such transaction, a “ROFR Transaction”, but excluding (i) a Transfer to GTLS or one of its Subsidiaries, including pursuant to the Put Option or Call Option and (ii) a Transfer occurring as a result of a Liquidity Event), pursuant to a binding definitive agreement (including a binding term sheet) with respect thereto (the “ROFR Bid”), the ROFR Transferor shall give to GTLS written notice (a “ROFR Notice”) setting forth (i) the ROFR Transferor’s desire to effect such Transfer, (ii) the BDT&MSD Shares to be Transferred (the “ROFR Interests”) and (iii) a copy of all definitive agreements and documentation (including the consideration, the allocation of value assigned to the ROFR Interests and all other material terms) relating to the Transfer of the ROFR Interests by the ROFR Transferor. For the avoidance of doubt, the foregoing shall not require the ROFR Transferor to enter into or otherwise execute any definitive agreements or documentation before delivering the ROFR Notice.
(ii)During the 15-day period following receipt of the ROFR Notice (such period, the “ROFR Period”), GTLS shall have the option, exercisable by delivery of written notice to the ROFR Transferor (the “ROFR Acceptance”), to elect to purchase the ROFR Interests from the ROFR Transferor for consideration (the “ROFR Consideration”) and on material terms that are no less favorable, individually or in the aggregate, to the ROFR Transferor than those of the ROFR Bid; provided, that with respect to the ROFR Consideration, (i) the price per Share offered by GTLS must be equal to at least 102% of the price per Share set forth in the ROFR Bid and (ii) the form of ROFR Consideration offered by GTLS may only be immediately available funds (in USD). To the extent that any consideration offered by the proposed third party purchaser in the ROFR Bid is in a form other than immediately available funds directly payable to BDT&MSD, including Equity Interests and any other non-cash consideration (any such consideration, the “Non-Cash ROFR Consideration”), then in determining the terms of the ROFR Bid for purposes of the ROFR Acceptance, this Section 7(B) and Section 7(D), such Non-Cash ROFR Consideration shall be deemed to have a value equal to the cash Fair Market Value of such Non-Cash ROFR Consideration for the purpose of calculating the consideration terms under the ROFR Bid (unless the assignment of such value would render the resulting transaction invalid under applicable Law, in which case the deemed value shall be adjusted solely to the extent necessary to comply with applicable Law).
(iii)If GTLS does not provide a ROFR Acceptance within the ROFR Period, then the ROFR Transferor may for a 180-day period after the expiration of the ROFR Period consummate the ROFR Transaction that is the subject of the ROFR Bid for consideration and on terms that are no less favorable, individually or in the aggregate, to the ROFR Transferor than the terms set forth on the ROFR Notice. If the ROFR Transaction that is the subject of the ROFR Bid is not consummated within the 180-day period after the expiration of the ROFR Period, then the current ROFR Notice shall expire and the ROFR Transferor may not consummate a ROFR Transaction without complying again with this Section 7.
(iv)If GTLS makes a timely ROFR Acceptance, then GTLS shall, within 45 days (unless a longer period is mutually agreed upon by the Parties or is required to obtain any Required Governmental Authorizations or third party consents) of receipt of the ROFR Acceptance, acquire such ROFR Interests pursuant to a definitive agreement with the ROFR Transferor in accordance with the terms of the ROFR Acceptance (“ROFR Closing”). If GTLS does not consummate the acquisition of all such ROFR Interests within the longest of the periods contemplated by this Section 7(D) and the ROFR Transferor has taken all reasonable actions to cause such consummation to occur, then the ROFR Transferor may for a 180-day period after the expiration of such period (as may be extended pursuant to the foregoing) consummate the ROFR Transaction that is the subject of the ROFR Notice to any Person on any terms.
(v)GTLS hereby acknowledges and agrees that for three months following the ROFR Closing Date (the “ROFR Hold Period”), it will not, and will cause its Affiliates not to, offer,

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announce the intention to sell, sell, contract to sell, pledge, grant any option to purchase or otherwise transfer or Dispose of, directly or indirectly, any of the ROFR Interests acquired from BDT&MSD to any third-party. Without limiting the foregoing, at any time prior to the expiration of the ROFR Hold Period, GTLS shall not, and shall cause its Affiliates not to, interfere with any sales or marketing process initiated by BDT&MSD regarding the sale of the ROFR Interests, including encouraging any third party not to purchase the ROFR Interests or otherwise engage in substantive conversations regarding the subsequent Disposition of the ROFR Interests.
9.Representations, Warranties, Agreements and Acknowledgements of the Parties. Each Party hereby represents and warrants to the other Parties that (i) it has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein, (ii) the execution and delivery of this Agreement, and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary actions, (iii) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement, enforceable against it in accordance with its terms, and (iv) the execution and delivery of this Agreement by it does not, and the consummation of the transactions contemplated herein will not, (a) violate or conflict with its constituent documents, (b) constitute a breach or default or give rise to any third party right of consent or termination under any agreement, understanding or undertaking to which it is a party, or (c) violate any Law, regulation, order, judgment or decree applicable to it.
10.Calculation Rules and Conventions. The Parties will employ the following calculation rules and conventions in determining BDT&MSD’s Internal Rate of Return with respect to the BDT&MSD Shares then owned by BDT&MSD at the applicable time:
(i)Continuity of Ownership. The Parties will treat ownership of BDT&MSD Shares as being continuous from the Effective Date to the date as of which the calculation is being made, without regard to any change in ownership of BDT&MSD Shares between BDT&MSD or its Affiliates during such period (but only to the extent that such Shares are then-owned by BDT&MSD or its Affiliates at the applicable time).
(ii)Cash Flows and Exchange Rate. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to any applicable BDT&MSD Share shall consist solely of the sum of (x) the Original Investment per Share (as a negative number) and (y) all distributions and dividends received by BDT&MSD and its Affiliates from the Company in respect of the BDT&MSD Shares. Any amount received by BDT&MSD and its Affiliates that is in the nature of a recovery or replacement of, or indemnity or compensation for or with respect to, or is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clause (y) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket costs, or expenses of BDT&MSD paid to third parties) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by BDT&MSD (or its nominee). For purposes of the Cash Flow and MOIC Hurdle calculations, if BDT&MSD or any of its Affiliates receives any distributions or dividends from the Company in CAD, such CAD will be converted to USD based on the Exchange Rate with respect to the date of payment of such distribution or dividend.
(iii)Equitable Adjustments. If after the date of this Agreement, the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (other than any event expressly contemplated by this Agreement), then any number, value (including dollar value) or amount contained herein which is based upon the number of Shares will be equitably adjusted to provide

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GTLS and BDT&MSD the same economic effect as contemplated by this Agreement prior to such event.
11.Dispute Resolution.
(i)Disputes. This Section 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (i) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement and (ii) the applicability of this Section 10 to a particular dispute. Any dispute to which this Section 10 applies is referred to herein as a “Dispute.” The provisions of this Section 10 shall be the exclusive method of resolving Disputes. For the avoidance of doubt, the terms of this Section 10 shall not apply to any dispute arising under the HTEC Shareholder Agreement, which dispute shall be governed by the applicable dispute resolution mechanics set forth in such document.
(ii)Negotiation to Resolve Disputes. If a Dispute arises, the Parties (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
(iii)Courts. If a Dispute is still unresolved following 10 Business Days after the Parties attempted in good faith to resolve the Dispute (or if any Party refuses to meet to resolve the Dispute for 10 Business Days) in accordance with Section 10(B), then any of such Parties may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Parties irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such Party at the address and in the manner provided in Section 11(A). Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(iv)Specific Performance. The Parties understand and agree that: (i) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms; (ii) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and would not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance; and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall, subject to Sections 10(B) and 10(C), be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement, and to seek to enforce specifically the terms and provisions of this Agreement. Each of the Parties further agrees that the Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in this Agreement, and each Party

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waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
12.Miscellaneous.
(i)Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by email (provided there is no indication of message transmittal failure) (a copy of which may be delivered in person or by courier or mail). Any such notice or other communication shall be deemed to have been received on the day of sending (or, if not a Business Day, on the next Business Day thereafter). Notice of change of address shall be governed by this Section. Notices and other communications shall be addressed as follows:
(ii)if to GTLS:
Chart Industries, Inc.
2200 Airport Industrial Drive, Suite 100
Ball Ground, GA 30107
Attention:     Jillian C. Evanko, Chief Executive Officer
         Herbert G. Hotchkiss, VP, General Counsel and Secretary
Email:         jillian.evanko@chartindustries.com;
        herbert.hotchkiss@chartindustries.com;
with a copy to (which shall not constitute notice):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention:     Matt Stevens
Email:         mstevens@winston.com
(iii)
(iv)and if to BDT&MSD:
MSD Partners, L.P.
550 Madison Avenue, 20th Floor
New York, NY 10022
Attention:     Marcello Liguori
Email:         MLiguori@bdtmsd.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     Willard S. Boothby, P.C.
Email:         willard.boothby@kirkland.com

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(v)Entire Agreement. This Agreement, the HTEC Shareholder Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement, together constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties or other agreements in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement.
(vi)Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-compliance or by anything done or omitted to be done by that Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.
(vii)Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
(viii)Time of Essence. Time shall be of the essence of this Agreement in all respects.
(ix)Amendments. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by each of the Parties expressly so amending or modifying this Agreement or any part hereof.
(x)Counterparts. This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterparts may be executed either in original or electronic format (via PDF or other similar format).
(xi)Successors and Assigns. Except as otherwise set forth in this Agreement, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that each BDT&MSD Party may assign its rights under this Agreement to (i) any of its Affiliates and (ii) to any other BDT&MSD Party which holds any of the BDT&MSD Shares or to any of such BDT&MSD Party’s Affiliates. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
(xii)Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.
(xiii)Severability; Enforcement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a

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determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(xiv)Expenses. Except as otherwise required by this Agreement or the HTEC Shareholder Agreement (or as otherwise set forth in that certain letter of intent, dated as of February 27, 2025, by and among the Company, GTLS, BDT&MSD and ISQ Seller), each Party shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Shareholder, holding its Shares, and administering its rights and obligations under this Agreement.
(xv)Swap Agreement. The Parties intend that the provisions of Section 3 and Section 4 of this Agreement each constitute a “swap agreement” under 11 U.S.C. §101(53B), or any successor provision, and, for such purpose, each such Section is to be viewed as a stand-alone transaction and agreement, independent of each other and the other terms and provisions of this Agreement.
(xvi)No Partnership. Neither this Agreement, nor any other agreement or arrangement entered into by the Parties relating to the subject matter of this Agreement, shall be deemed or construed as creating a partnership for any purposes.
(xvii)Non-Recourse. Each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the Parties, and no individual, entity or other person that is not a Party shall have any liability arising out of or relating to this Agreement.
(xviii)Applicability. For the avoidance of doubt, as of any time following the Effective Date, the terms and provisions of this Agreement (including the Put Option Purchase Price and the Call Option Purchase Price) shall only apply to the BDT&MSD Shares that are then-owned by BDT&MSD or its Affiliates.
(xix)Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the consummation of a Public Offering; provided, however, that neither Party shall be relieved by virtue of such termination of any liability in respect of any breach of this Agreement that occurs prior to such termination.
(xx)Confidentiality. Any press or other public release or announcement concerning this Agreement or the transactions contemplated hereby shall not be issued without the prior written consent of each of BDT&MSD and GTLS (which shall not be unreasonably withheld, conditioned or delayed), except in each case as required by applicable Law or stock exchange requirements (including for financial reporting purposes). The foregoing shall not restrict BDT&MSD and its Affiliates from providing customary information in respect of the transactions contemplated by the terms of this Agreement (i) to their financing sources, including its current and prospective investors and partners, and (ii) in connection with fundraising activities or fund performance reporting to current or prospective investors, lenders or partners.
(xxi)Buyer Representative. For the purposes of this Agreement, any notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement that have been executed, signed, given or delivered by or to the BDT&MSD Representative shall take effect as if it were signed, given or delivered by or to each BDT&MSD Party and shall be binding on each of them.

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(xxii)Effectiveness of Agreement. If, for any reason whatsoever, the ISQ Purchase Agreement is terminated prior to the Closing or such Closing does not otherwise occur, this Agreement shall automatically terminate and shall thereafter be null and void with no further force or effect.
(xxiii)
(xxiv) [signature pages follow]

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(xxv)    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CHART INDUSTRIES, INC.

By:    /s/ Jillian Evanko
Name: Jillian Evanko
Title:     CEO & President

[Signature Page to Co-Investment Agreement]
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BDT&MSD

MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND, L.P.

By:     /s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

MSD PCOF1 - PC, LLC

By:     /s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

MSD SBAFLA FUND, L.P.

By:     /s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

MSD EMPIRE FUND, L.P.

By:     /s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND 2, L.P.

By:     /s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

[Signature Page to Co-Investment Agreement]
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BMK PRIVATE CREDIT OPPORTUNITY FUND, LLC

By:     /s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

DFO PRIVATE INVESTMENTS, L.P.

By:     /s/ Marc Lisker
Name: Marc Lisker
Title: President

[Signature Page to Co-Investment Agreement]
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SCHEDULE “A”
BMK PRIVATE CREDIT OPPORTUNITY FUND, LLC
DFO PRIVATE INVESTMENTS, L.P.
MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND, L.P.
MSD PCOF1 - PC, LLC
MSD SBAFLA FUND, L.P.
MSD EMPIRE FUND, L.P.
MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND 2, L.P.

[Signature Page to Co-Investment Agreement]
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